Exhibit (k)(2)

Subscription Agreement

NB Crossroads Private Markets Fund VII LP

NB Crossroads Private Markets Fund VII Advisory LP

(each a “Fund” and together the “Funds”)

c/o Neuberger Berman Investment Advisers LLC

NB Alternatives Advisers LLC

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

The undersigned (the “Subscriber”) hereby acknowledges having received and read the Confidential Private Offering Memorandum (the “OM”) of the Fund selected and indicated by the Subscriber in the Investor Information Form and the limited partnership agreement of the applicable Fund (as amended from time to time, the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the applicable Fund’s OM and Partnership Agreement.

1.	Subscription Commitment

Subject to the terms and conditions set forth in this Subscription Agreement (this “Subscription Agreement”) and the applicable Partnership Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase limited partner interests (“Interests”) in the applicable Fund selected and indicated by the Subscriber in the Investor Information Form (such Fund, the “Selected Fund”). The Subscriber agrees to contribute in cash to the capital of the Selected Fund an amount equal to their total capital commitment set forth on the Investor Information Form (the “Capital Commitment”). The Capital Commitment shall be payable in one or more installments in amounts and on dates specified by the Selected Fund or NB Crossroads PMF VII GP LLC (or its assignee or designee), in its capacity as the sole general partner of the Selected Fund (the “General Partner”), in accordance with the applicable Partnership Agreement. Unless the Subscriber notifies the Selected Fund in writing, each capital contribution or other payment with respect to the Capital Commitment shall be drawn from, and each payment with respect to fund distributions shall be deposited to, the account indicated in the Investor Information Form.

The Subscriber acknowledges and agrees that the execution and delivery of this Subscription Agreement by the Subscriber constitutes a binding and irrevocable offer to purchase Interests in the Selected Fund and to fund the full amount of the Capital Commitment, and an agreement to hold such offer open until it is either accepted or rejected by the General Partner in its sole discretion. The Subscriber understands that this subscription is not binding on the General Partner or the Selected Fund until accepted by the General Partner and may be rejected, in whole or in part, by the General Partner in its absolute discretion. In the event the subscription is rejected in its entirety, this Subscription Agreement shall have no force or effect and shall be void ab initio. Unless and until rejected by the General Partner in its entirety, this subscription shall, to the fullest extent permitted by applicable law, be binding upon and irrevocable by the Subscriber. The Subscriber acknowledges and agrees that if the subscription is accepted, in whole or in part, by the General Partner, (i) the Subscriber will, with no further action required on its part, become a Limited Partner of the Selected Fund (except as otherwise determined by the General Partner in its sole discretion), and (ii) the Subscriber will be bound by and adhere to, and shall otherwise comply with, all of the provisions, terms and obligations applicable to Limited Partner as set forth herein, in the applicable Partnership Agreement of the Selected Fund and this Subscription Agreement. The Subscriber hereby accepts, adopts and agrees to be bound by and adhere to each and every provision contained in the applicable Partnership Agreement of the Selected Fund and this Subscription Agreement and agrees to acquire an Interest in, and become a Limited Partner of, the Selected Fund and hereby confirms the granting of the powers of attorney to the General Partner under, pursuant to and in accordance with the terms and the provisions of the applicable Partnership Agreement of the Selected Fund. The Subscriber understands that the timing of the closings of the offering of Interests in the Selected Fund will be determined by the General Partner in its sole discretion. For purposes of this Subscription Agreement, the use of the term “the Subscriber” and any other related words in the singular shall include the plural where there is more than one party specified in the Subscription Agreement Signature Page and the Investor Information Form.

2.	Representations, Warranties and Covenants

To induce the General Partner, for and on behalf of the Selected Fund, to accept this subscription, the Subscriber hereby makes the following representations, warranties and covenants to the Selected Fund, the General Partner and the Investment Adviser (collectively, the “Fund Parties”):

(a)       The information set forth in the accompanying Investor Information Form is accurate and complete in all respects as of the date hereof, and the Subscriber will immediately notify the Selected Fund in writing of any change in such information or if any representation or warranty made by the Subscriber in this Subscription Agreement or the Investor Information Form becomes inaccurate or incomplete in any respect. The Subscriber consents to the disclosure of any such information, and any other information furnished to the Fund Parties, to any governmental authority, self-regulatory organization or, to the extent required by law, to any other person.

(b)       The Subscriber has received, carefully reviewed and understands the OM and Partnership Agreement. The Subscriber understands the risks of, and other considerations relating to, the purchase of an Interest, including the risks set forth in the OM. The Subscriber acknowledges and agrees that neither the General Partner nor the Investment Adviser provides any investment management or other similar services to, or otherwise serves as investment adviser of, the Subscriber. If the Subscriber (or, if applicable, the person for whom the undersigned is acting as nominee or custodian) is a natural person, the Subscriber confirms that its investment in the Selected Fund is being made based on Subscriber’s analysis of the opportunity to invest in the Selected Fund and that the Subscriber has not received or relied on any recommendation concerning the investment in the Selected Fund from any of Neuberger Berman Investment Advises LLC, NB Alternatives Advisers LLC, Neuberger Berman BD LLC, the General Partner or their respective members, managers, officers, directors, partners, shareholders, employees, agents or affiliates (including, without limitation, any person associated with Neuberger Berman BD LLC).

(c)       To the extent the Subscriber has required or desired any advice in connection with the offering of Interests or this Subscription Agreement or any assistance in understanding or evaluating an investment in the Selected Fund, the Subscriber has engaged its own financial, legal, tax, accounting and other advisors, and has not expected or received any such advice or assistance from the General Partner or the Investment Adviser. The Subscriber and any independent advisors engaged by such Subscriber have conducted their own analysis and due diligence to the full extent they have deemed such action necessary and, based upon such independent analysis and due diligence and on the OM and the Partnership Agreement, the Subscriber (i) has made its own independent determination to subscribe for Interests and (ii) has determined that the purchase of the Interests is a suitable investment for the Subscriber.

(d)       The Subscriber also confirms that it is a person or entity to whom the Selected Fund may be lawfully promoted, and who may lawfully invest in the Selected Fund, under the laws and/or rules applicable to the Subscriber in the jurisdiction(s) applicable to it. If the Subscriber is not a resident of the United States, the Subscriber understands that it is the Subscriber’s responsibility to satisfy itself as to full observance of laws of any relevant territory or jurisdiction outside of the United States in connection with the offer and sale of the Interests, including obtaining any required governmental or other consents or observing any other applicable formalities. In connection with the execution of this Subscription Agreement and the purchase of Interests, the Subscriber meets all suitability standards and eligibility requirements imposed on it by applicable laws, rules and regulations.

(e)       The Subscriber is acquiring the Interests for the Subscriber’s own account, does not have any contract, undertaking or arrangement with any person or entity to sell, transfer or grant a participation interest with respect to the Interests, and is not acquiring the Interests with a view to or for sale in connection with any distribution of the Interests.

(f)       The Subscriber or any advisor on such Subscriber’s behalf has had the opportunity to ask questions of and receive answers from the Investment Adviser concerning the terms and conditions of the offering of the Interests in the Selected Fund and to obtain any additional information concerning the offering of Interests and the Selected Fund that the Subscriber believes is necessary to verify the accuracy or completeness of the information furnished to the Subscriber regarding the Selected Fund and the Interests, to the extent that the Investment Adviser possesses or can acquire such information without unreasonable effort or expense.

(g)       The Subscriber (or, as applicable, its purchaser representative (as such term is defined in Rule 501(h) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) has such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks associated with an investment in the Selected Fund and is able to bear such risks, and has obtained, in the Subscriber’s judgment, sufficient information from the General Partner to evaluate the merits and risks of an investment in the Selected Fund. The Subscriber hereby acknowledges that it has carefully reviewed and understands the fees and carried interest to which the Subscriber will be subject and the risks and conflicts of interest to which the Funds are or will be subject, as described in the OM and the Partnership Agreements, and hereby consents to and agrees to the payment of the fees and carried interest so described to the parties identified as recipients thereof. The Subscriber has evaluated the risks of an investment in the Selected Fund, understands there are substantial risks of loss incidental to the purchase of Interests and has determined that Interests are a suitable and appropriate investment for the Subscriber.

(h)       The Subscriber has the financial capacity to satisfy and fully fund its Capital Commitment in accordance with the terms and conditions set forth in this Subscription Agreement, the applicable Partnership Agreement and the OM. To the extent that the Selected Fund has outstanding obligations under a credit facility secured by the Capital Commitments of the Fund’s investors, each Subscriber agrees that it shall be obligated to fund any balance of its unfunded Capital Commitment without any defense, counterclaim or offset of any kind (including any defense available under bankruptcy law).

(i)       There is no legal action, suit, arbitration or other legal administrative or other governmental investigation, inquiry or proceeding (whether U.S. federal, state, local or non-U.S.) pending or, to the knowledge of the Subscriber, threatened against the Subscriber, any of the directors or general partners of the Subscriber or any of its properties, assets or businesses, in each case that could have a material adverse effect on the Subscriber’s ability to fund all or any amount of its Capital Commitment.

(j)       The Subscriber understands that (i) the Selected Fund is a recently formed entity that has no past performance history or track record to report to the Subscriber; (ii) the past performance of each of the funds managed by the Investment Adviser, the General Partner, their affiliates and principals is not necessarily indicative of the future performance or profitability of the Selected Fund or an investment therein; (iii) no U.S. federal or state agency or authority has passed upon the Selected Fund, any of the other Funds, the OM, the Partnership Agreements, this Subscription Agreement or the Interests or made any findings or determination as to the merits or fairness of an investment in the Selected Fund or the Interests; and (iv) the representations, warranties, covenants, undertakings and acknowledgements made by the Subscriber in, or in connection with, this Subscription Agreement, the Investor Information Form and the tax forms (including any self-certifications) completed by the Subscriber in connection with this subscription will be relied upon by the Selected Fund and the General Partner (and its agents) in determining the Subscriber’s eligibility as a purchaser of an Interest and compliance by the Fund, the General Partner and the Investment Adviser with applicable laws and, if applicable, shall survive the Subscriber’s admission as a Limited Partner of the Selected Fund.

(k)       The Subscriber understands that the Interests are not registered under the Securities Act, or the laws of any other jurisdiction. The Subscriber agrees to notify the Selected Fund prior to any proposed sale, transfer, distribution or other disposition of any Interests or any beneficial interest therein, and will not sell, transfer, distribute or otherwise dispose of any Interests without the consent of the Selected pursuant to the terms and conditions of the applicable Partnership Agreement. The Subscriber understands that the Selected Fund has no intention to register the Interests with the U.S. Securities and Exchange Commission (the “SEC”) or any other jurisdiction, and is under no obligation to assist the Subscriber in obtaining or complying with any exemption from registration. The Selected Fund may require that a proposed transferee meets appropriate eligibility requirements and that the transferor furnish a legal opinion satisfactory to the Selected Fund and its counsel that the proposed transfer complies with the terms of the Subscription Agreement, the Partnership Agreement of the Selected Fund and with applicable U.S. federal, state and any other applicable securities laws. The Subscriber recognizes that there is not now any public market for Interests and that such a market is not expected to develop; accordingly, it may not be possible for the Subscriber to readily liquidate the Subscriber’s investment in the Selected Fund.

(l)       The Subscriber is both (i) an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities and (ii) a “qualified client,” as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Subscriber agrees to furnish to the General Partner any and all information that the General Partner may hereinafter request in order to determine whether or not the Subscriber is or continues to be an “accredited investor” or a “qualified client” (each as defined above) or to otherwise ensure compliance with applicable laws, rules or regulations.

(m)      Neither the Subscriber nor, if it will not be the sole beneficial owner of its Interest, any other person that may be considered a beneficial owner of the Interest, is subject to any of the “bad actor” disqualification events set forth in Rule 506(d) of Regulation D under the Securities Act. The Subscriber shall immediately notify the General Partner in the event that the Subscriber or any beneficial owner of the Subscriber described in the preceding sentence becomes or is reasonably likely to become subject to any disqualification event set forth in Rule 506(d) of Regulation D under the Securities Act.

(n)       The Subscriber acknowledges that it is not subscribing for Interests as a result of or pursuant to: (i) any solicitation, advertisement, article, notice or other communication published in any newspaper, magazine or similar media outlet (including any internet site containing information about the Selected Fund which is not password protected) or broadcast over television or radio, or (ii) any seminar or meeting whose attendees, including the Subscriber, had been invited as a result of, or pursuant to, any of the foregoing.

(o)       In formulating a decision to invest in the Selected Fund, the Subscriber has not relied or acted on the basis of any representations or other information purported to be given on behalf of the Selected Fund, the General Partner or the Investment Adviser, except as set forth in the OM, the Partnership Agreements or this Subscription Agreement (it being understood that no person has been authorized by such Fund Parties to furnish any such representations or other information).

(p)       If the Subscriber is a natural person, the Subscriber is qualified to become an investor of the Selected Fund and has all the requisite legal right, power and capacity to execute, deliver and perform this Subscription Agreement and the applicable Partnership Agreement and acquire and hold the Interests. If the Subscriber lives in a community property state in the United States, either (i) the source of the Capital Contributions made by the Subscriber with respect to its Capital Commitment will be the Subscriber’s separate property and the Subscriber will hold the Interests as its separate property, or (ii) the Subscriber has the authority alone to bind the community property with respect to this Subscription Agreement, the applicable Partnership Agreement and all agreements contemplated hereby and thereby.

(q)       If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity, it is duly organized, formed or incorporated, as the case may be, and validly existing and in good standing, under the laws of the Subscriber’s jurisdiction of organization, formation or incorporation; the Subscriber is authorized and qualified to become an investor in, and authorized to make its Capital Contributions to the Selected Fund and otherwise to comply with its obligations under the Selected Fund’s Partnership Agreement; the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so; and this Subscription Agreement has been duly executed and delivered on behalf of the Subscriber and is the valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms. In addition, such Subscriber will, upon the request of the General Partner, promptly deliver any documents, including an opinion of counsel to the Subscriber, evidencing the existence of the Subscriber, the legality of an investment in the Selected Fund and the authority of the person executing this Subscription Agreement on behalf of the Subscriber.

(r)       If the Subscriber is a corporation, partnership, trust (or trustee of a trust) or other entity, the execution and delivery of this Subscription Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance of the Subscriber’s obligations hereunder and thereunder do not and will not conflict with, or result in any violation of or default under, any provision of any certificate of incorporation, memorandum and articles of association, by-laws, trust agreement, partnership agreement or other organizational or governing instrument applicable to the Subscriber, or any agreement or other instrument to which the Subscriber is a party or by which the Subscriber or any of the Subscriber’s properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Subscriber or to the Subscriber’s business or properties. In addition, the Subscriber represents that any power of attorney of the Subscriber contained in this Subscription Agreement has been executed by the Subscriber in compliance with the laws of the state or jurisdiction in which this Subscription Agreement was executed.

(s)	(i) The Subscriber understands that (A) the General Partner, any other Fund Party or their respective agents will ask for the Subscriber’s name, address, date of birth (for individuals) and an identification number such as a taxpayer identification number; (B) the General Partner or other Fund Parties or their respective agents may ask the Subscriber to provide identifying documents, such as a passport, a driver’s license, certified articles of incorporation, a government-issued business license, or a partnership or trust agreement, so that the General Partner or such other persons may verify the Subscriber’s identity; and (C) the General Partner, any other Fund Party or their respective agents or affiliates may screen the Subscriber’s name against various databases to verify the Subscriber’s identity.

(ii) U.S. federal regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (these individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs). The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <http://www.treas.gov/ofac>. In addition, the programs administered by OFAC (“OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. The Subscriber should check the OFAC website at <http://www.treas.gov/ofac> before making the following representations:

(A)         The Subscriber represents and certifies that the amounts contributed (or that will be contributed) by it to the Selected Fund were not, are not, and will not be directly or indirectly derived from activities that may contravene federal, state, foreign or international laws and regulations, including anti-money laundering laws and regulations.

(B)         The Subscriber represents and warrants that, to the best of its knowledge and based upon reasonable diligence and investigation, none of:

(1)       the Subscriber;

(2)       any person controlling or controlled by the Subscriber;

(3)       if the Subscriber is a privately held entity, any person having a beneficial interest in the Subscriber; or

(4)       any person for whom the Subscriber is acting as agent or nominee or trustee in connection with this investment (clauses (2) through (4) collectively, the “Related Persons”), is (i) a country, territory or person named on an OFAC list, (ii) a person prohibited under the OFAC Programs, (iii) named on a list of prohibited persons maintained under the European Union or United Kingdom Regulations (as extended to the Cayman Islands by statutory instrument), or (iv) operationally based or domiciled in a country or territory in relation to which current sanctions have been issued by the United Nations, the European Union or the United Kingdom.

(C)         The Subscriber acknowledges and agrees that any distributions to it will be paid to the account specified in the Investor Information Form, which will be the same account from which payments will be made by the Subscriber to the Selected Fund, unless the General Partner agrees otherwise in its sole discretion.

(D)         If the monies used to fund the investment in the Interests are or will be derived from, invested for the benefit of, or related in any way to, a non-U.S. banking institution (a “Foreign Bank”), the Subscriber represents and warrants to the Selected Fund, the General Partner and the Investment Adviser that:

(1)       the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities;

(2)       the Foreign Bank employs one or more individuals on a full-time basis;

(3)       the Foreign Bank maintains operating records related to its banking activities;

(4)       the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and

(5)       the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(E)         The Subscriber represents and warrants that (1) it is not (x) a senior foreign political figure (an “SFPF”),1 (y) an immediate family member2 of an SFPF or (z) a close associate3 of an SFPF as such terms are defined in the footnotes below, and (2) either each Related Person does not meet the criteria of clauses (x), (y) and (z) above or the Subscriber has performed enhanced due diligence on any Related Person that does meet the criteria of clauses (x), (y) and (z) above, and (3) the Subscriber has determined that the funds being invested by the Subscriber in the Selected Fund are not (and will not be) directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations. The Subscriber further represents that neither it nor any Related Person of it is a person or entity resident in, organized under the laws of, or whose subscription funds are or will be transferred from or through an account in a non-cooperative jurisdiction.4

[1]	A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

[2]	“Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

[3]	A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

[4]	“Non-cooperative jurisdiction” means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures, or is named in a public statement as a jurisdiction with strategic anti-money laundering and countering the financing of terrorism deficiencies, by an intergovernmental group or organization of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

(F)         The General Partner is or may be required to comply with applicable anti-money laundering laws and regulations in connection with the admission of investors to the Funds. The Subscriber shall promptly on demand provide any information and execute and deliver any documents as the General Partner or its affiliates or agents may request to verify the identity and source of funds of the Subscriber in accordance with applicable legal and regulatory requirements relating to anti-money laundering. No part of the funds used by the Subscriber to make Capital Contributions or other payments to the Selected Fund or to fund all or any part of its Capital Commitment has been, is, or will be, directly or indirectly derived from, or related to, any activities that contravene applicable laws and regulations, including anti-money laundering laws and regulations.

(G)       The Subscriber hereby acknowledges and understands that if any resident of the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct, money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2017 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) to a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2017 Revision) of the Cayman Islands if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

(H)       The Subscriber represents that neither it nor any Related Person of it is resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 or 312 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the regulations promulgated thereunder as warranting special measures due to money laundering concerns.

(I)         The Subscriber undertakes to provide satisfactory evidence of its identity within a reasonable time (in each case to be determined at the discretion of the General Partner) as may be requested by or on behalf of the General Partner to ensure compliance with the Money Laundering Regulations 2007 (of the United Kingdom), as amended, and warrants that this information shall be true and accurate in all respects.

(J)        The Subscriber represents that neither it nor any Related Person of it is a person or entity subject to any sanctions program administered by the U.S. Department of State under the Comprehensive Iran Sanctions, Accountability and Divestment Act or similar statutes.

(K)       If the Subscriber or the Beneficial Holder (if applicable) is a European person or firm that is subject to local law implementing the EU Money Laundering Directives or is established or based in a non-EU jurisdiction (other than the United States) and subject to anti-money laundering laws or regulations (any of the foregoing, “applicable AML Regulations”), the Subscriber represents and warrants that each of it and any Beneficial Holder is aware of the obligations imposed on it by applicable AML Regulations and is and shall remain in compliance with its obligations thereunder.

(L)       The Subscriber represents that neither it nor any Related Person of it is a person or entity otherwise prohibited from investing in the Selected Fund pursuant to applicable U.S. anti-money laundering, anti-terrorism and asset control laws, regulations, rules or orders.

(iii)       The Subscriber agrees to notify the General Partner immediately in writing should the Subscriber become aware of any change in the information set forth in these representations. The Subscriber acknowledges that, by law, the Selected Fund or the General Partner on its behalf may be obligated to “freeze the account” of such Subscriber, either by prohibiting additional investments from the Subscriber, suspending the payment of distribution proceeds, and/or segregating the assets in the account in compliance with governmental regulations, and the Selected Fund may also be required to report such action and to disclose the Subscriber’s identity to OFAC or other governmental or regulatory authorities. The Subscriber further acknowledges that the General Partner may, by written notice to the Subscriber, suspend the payment of distribution proceeds to such Subscriber or take such other actions as are permitted by the Partnership Agreement if the General Partner reasonably deems it necessary or appropriate to do so to comply with anti-money laundering regulations applicable to the Selected Fund and any of the Selected Fund’s other service providers.

(iv)       If the Subscriber is an entity, the Subscriber has carried out reasonable and appropriate investor identification procedures with regard to all persons having beneficial ownership of the Subscriber, and such procedures are sufficient to give the Subscriber a reasonable basis to believe that the representations and warranties set forth above with respect to anti-money laundering matters are accurate and complete in all respects.

(v)       The Subscriber understands and acknowledges that the Selected Fund is, or may in the future become, subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and the Subscriber agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the General Partner, the Investment Adviser or any other agent thereof or of the Selected Fund, for the purpose of: (i) carrying out due diligence with respect to the verification of identity of: (A) the Subscriber, (B) any underlying beneficial or equity owners of the Subscriber or (C) any investors, partners, members, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial and/or equity owners of any such persons, as applicable; (ii) maintaining records of identities, or verifications or certifications of identities, of the Subscriber, underlying beneficial or equity owners of the Subscriber or any investors, partners, Investors, directors, officers, beneficiaries, grantors or affiliates of the Subscriber or any underlying beneficial or equity owners of any such persons; or (iii) taking such other actions as the General Partner or any agent thereof determines to be necessary or appropriate in order to comply with any applicable money laundering laws, rules or regulations that are applicable to the Selected Fund. The Subscriber further agrees that neither the General Partner nor any of its affiliates shall have any liability to the Subscriber for any loss or liability that the Subscriber may suffer to the extent that it arises out of, or in connection with, compliance by the General Partner or its affiliates in good faith with the requirements of applicable anti-money laundering and anti-terrorism laws or regulations.

(t)       The Subscriber consents to the provision by the General Partner, the Investment Adviser and their affiliates of services or products to, and the receipt of compensation for those services and products from, the Selected Fund or any Company investment to the extent consistent with applicable law.

(u)       The Subscriber hereby agrees to (i) provide any form, certification or other document or information, and take any other action, reasonably requested by and acceptable to the General Partner, any other Fund Party or any of their affiliates or agents that is necessary for the Selected Fund (A) to prevent withholding or qualify for a reduced rate of withholding or backup withholding in any jurisdiction from or through which the Selected Fund receives payments or (B) to satisfy reporting or other obligations imposed by any U.S. or non-U.S. taxing authority; (ii) update or replace such form, certification or other document or information in accordance with its terms or subsequent amendments; and (iii) otherwise comply with , and take any and all actions reasonably necessary or appropriate to ensure that the Selected Fund, the other Funds, the General Partner and their affiliates otherwise comply with, any reporting obligations or information disclosure requirements imposed by the United States or any other jurisdiction, including any information or documentation (or verification thereof) the General Partner deems necessary or appropriate to comply with any requirement imposed by the Code, including Sections 1471–1474 thereof, and any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto in order to reduce or eliminate withholding taxes and any reporting obligations that may be imposed by future legislation. The Subscriber agrees that if, and to the extent that, the Selected Fund is required to make any payment, withholding or deduction as a consequence of the Subscriber failing to comply in a timely manner with the requirement(s) set forth in the preceding sentence, the Selected Fund shall be entitled to, at the discretion of the General Partner, specially allocate such expense to the Subscriber, or require the withdrawal/redemption of all or any portion of such Subscriber’s Interests. In addition, the General Partner shall at any time and from time to time be entitled to determine that the Selected Fund shall not make payment of all or a portion of any distribution payable to the Subscriber if the Selected Fund is or may be required under applicable laws or as a consequence of any arrangement between the Selected Fund and any government division or department to withhold any payments as a consequence of the Subscriber failing to comply in a timely manner with the requirements set forth in this paragraph. The Subscriber acknowledges and agrees that, if the Selected Fund is required to pay federal, state, local or other taxes with respect to the Subscriber, the Selected Fund may retain or withhold the amounts so paid from distributions otherwise payable to the Subscriber or require the Subscriber to reimburse the Selected Fund for all or any portion of such amounts. The Subscriber agrees to reimburse the Selected Fund for any such amounts within a reasonable time after a request therefor by the General Partner. The Subscriber hereby certifies under penalties of perjury that the following information set forth in the Investor Information Form and applicable tax form is true and correct in all respects: (i) the Subscriber’s home address, if an individual, or business address, if an entity and (ii) whether the Subscriber is a “United States person” for U.S. federal income tax purposes (as defined in the Investor Information Form ). The Subscriber understands and agrees that the tax representations and taxpayer I.D. number along with the IRS Forms W-8 and W-9 and any further self-certifications, as applicable, are provided under penalty of perjury and may be disclosed to the IRS or another taxing authority by the Selected Fund and that any false statement thereof could be punished by fine, imprisonment or both.

(v)       The Subscriber understands and agrees that the General Partner and the Investment Adviser, to the fullest extent permitted by applicable law and in accordance with the OM, may allow or cause the Selected Fund to enter into and engage in transactions involving actual or potential conflicts of interest. The General Partner will review transactions involving actual or potential material conflicts of interest and take such steps as it may deem necessary or appropriate to ensure that the terms of such transactions are fair and reasonable to the Selected Fund under the circumstances.

(w)      All legal and tax advice, registrations, declarations or filings with, or licenses, approvals or authorizations of, any legislative body, governmental department or other governmental authority in any jurisdiction, necessary or appropriate in connection with the Subscriber’s investment in the Selected Fund have been obtained or complied with.

(x)        If the Subscriber is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), the Subscriber understands that an investment in the Selected Fund may generate income effectively connected with a U.S. trade or business within the meaning of Section 864(b) of the Code.

(y)       If the Subscriber is an entity exempt from U.S. federal income tax, the Subscriber understands that an investment in the Selected Fund may generate unrelated business taxable income within the meaning of Sections 511-514 of the Code.

(z)       The Subscriber understands that the Selected Fund intends to: (i) register as a closed-end management investment company under the 1940 Act and (ii) file an election to be treated as a regulated investment company within the meaning of Section 851 of the Code, for U.S. federal income tax purposes; pursuant to those elections, the Subscriber will be required to furnish certain information to the Selected Fund as required under Treasury Regulations § 1.852-6(a) and other regulations. If the Subscriber is unable or refuses to provide such information directly to the Selected Fund, the Subscriber understands that it will be required to include additional information on its income tax return as provided in Treasury Regulation § 1.852-7.

3.	ERISA Status of Subscriber

The Subscriber hereby makes the following representations, warranties and covenants to the General Partner and its affiliates:

(a)       Except as otherwise disclosed in the Investor Information Form, the Subscriber is not (i) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of Title I of ERISA, (ii) an individual retirement account or annuity or other “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code, or (iii) a fund of funds, an insurance company separate account or an insurance company general account or another entity or account (such as a group trust), in each case whose underlying assets are deemed under the U.S. Department of Labor’s regulations promulgated under ERISA at 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”), to include “plan assets” by operation of the Plan Assets Regulation (“Plan Assets”) of any “employee benefit plan” subject to ERISA or a “plan” subject to Section 4975 of the Code (each referred to as a “Benefit Plan Investor”). If the Subscriber is not currently a Benefit Plan Investor, later becomes a Benefit Plan Investor while it is a Limited Partner, the Subscriber agrees to immediately notify the General Partner of such change in writing and include in the notification the maximum percentage of the Subscriber’s equity interests that are held, or will be held, by Benefit Plan Investors.

(b)       Except as otherwise disclosed in the Investor Information Form, the Subscriber is not (i) a “governmental plan” within the meaning of Section 3(32) of ERISA or Section 414(d) of the Code (a “Governmental Plan Investor”), (ii) a “church plan” within the meaning of Section 3(33) of ERISA or Section 414(e) of the Code (a “Church Plan Investor”), or (iii) a retirement, pension, or other similar plan or arrangement that is not subject to ERISA, the Code or other similar U.S. laws (a “Foreign Plan Investor”). If the Subscriber is a Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, it acknowledges that non-U.S., federal, state or local laws or regulations governing the investment and management of the assets of such Subscriber may contain fiduciary and/or prohibited transaction requirements similar to those under ERISA and the Code and may include other limitations on permissible investments. The Person executing this Agreement on behalf of the Governmental Plan Investor, Church Plan Investor or Foreign Plan Investor, as applicable, represents and warrants to and for the benefit of the Fund Parties that an investment in the Selected Fund (A) is permissible under the federal, state, local and/or non-U.S. laws or regulations governing the investment and management of the assets of such Governmental Plan Investor, Church Plan Investor, or Foreign Plan Investor, as applicable, (B) complies in all respects with applicable law, (C) has been duly authorized under, and conforms in all respects to, the documents governing the Subscriber, and (D) will not cause the assets of the Selected Fund to be subject to any such Similar Law.

(c)       If the Subscriber is (i) a Benefit Plan Investor, (ii) a Governmental Plan Investor, (iii) a Church Plan Investor, (iv) a Foreign Plan Investor or (iv) other retirement plan or arrangement (collectively, “Plans” or each, a “Plan”), the Subscriber hereby makes the following representations, warranties and covenants:

(i)	The Plan is not a participant-directed defined contribution plan, unless each participant directing an investment in the Selected Fund is (A) an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and (B) a “qualified client,” as such term is defined in the Advisers Act;

(ii)	The Person(s) responsible for the investment decision (the “Fiduciary”) is a “fiduciary” within the meaning of Section 3(21) of ERISA, Section 4975(e)(3) of the Code, or Similar Laws, with respect to such Plan, is authorized to make such an investment decision, and has determined that, in view of such considerations, the purchase of an Interest is consistent with the Fiduciary’s responsibility under, and not prohibited by, ERISA, Section 4975 of the Code or Similar Laws. The Fiduciary represents and warrants that it has been informed of and understands the Selected Fund’s investment objectives, policies and strategies and that the decision to invest such Plan’s assets in the Interest was made with appropriate consideration of relevant investment factors with regard to such Plan and is consistent with any applicable duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA, the Code or Similar Law. The Fiduciary has considered the following with respect to the Plan’s investment in the Selected Fund:

A.	the role such investment or investment course of action plays in that portion of the Plan’s portfolio that the Fiduciary manages;

B.	whether the investment or investment course of action is reasonably designed as part of that portion of the Plan’s portfolio managed by the Fiduciary to further the purposes of the Plan, taking into account both the risk of loss and the opportunity for gain that could result therefrom; opportunity for gain that could result therefrom;

C.	the composition of that portion of the portfolio that the Fiduciary manages with regard to diversification;

D.	the liquidity and current rate of return of that portion of the Plan’s portfolio managed by the Fiduciary relative to its anticipated cash flow requirements;

E.	the projected return of that portion of the portfolio managed by the Fiduciary relative to the Plan’s funding objectives;

F.	the risks associated with an investment in the Selected Fund, including the limited right to withdraw;

G.	whether the risk, structure and operation of the incentive fee arrangements have been adequately disclosed and whether such arrangements further the interests of the Plan; and

H.	whether the investment is permitted in the Plan’s governing documents.

(iii)	The Fiduciary (A) is responsible for the decision to invest in the Selected Fund; (B) is independent of the General Partner, the Investment Manager and their respective affiliates; (C) is qualified to make such investment decision and has, to the extent it deems necessary, consulted its own investment advisors and legal counsel regarding the investment in the Selected Fund; (D) in making its decision to subscribe for an Interest, has not relied on any advice or recommendation of the General Partner, the Investment Manager or any of their affiliates; and (E) if the Fiduciary is subject to Title I of ERISA, the Fiduciary is a named fiduciary as defined in Section 402(a)(2) of ERISA or otherwise.

(iv)	If the Fiduciary is subject to Title I of ERISA, the Fiduciary understands and represents that (A) its copy of this Subscription Agreement is the Subscriber’s indicia of ownership of the Interests in the Selected Fund for purposes of Section 403(a) of ERISA and (B) a copy of this Subscription Agreement will be held in trust by the Benefit Plan Investor’s trustee;

(v)	The Fiduciary has been informed about the risks, structure and operation of the Selected Fund’s management fee and carried interest arrangements, and has determined that such compensation is reasonable, that it does not result in a conflict of interest, and it does not violate ERISA, the Code, and/or Similar Laws;

(vi)	No discretionary authority or control was exercised by the General Partner, the Investment Manager any of their employees or any of their affiliates in connection with the subscription for an Interest by the Plan. No investment advice or recommendations were provided to the Plan by the Selected General Partner, the Investment Manager, any of their employees, or any of their affiliates in connection with the subscription for an Interest by the Plan, and no investment advice or recommendations of the Fund Parties, any of their employees, or any of their affiliates was relied upon by the fiduciaries of the Plan in deciding to invest in the Selected Fund.

(d)       If the Subscriber is investing assets on behalf of an individual retirement account (“IRA”), the Subscriber (i.e., such individual and the IRA) acknowledges, confirms and agrees that (i) the Subscriber has, and at all relevant times will have, sufficient funds available in such IRA to fulfill any and all capital contributions or other payment obligations required as a condition to its investment in the Selected Fund or required pursuant to the applicable Partnership Agreement, as well as any additional obligations or liabilities that may arise in connection with such investment in the Fund, (ii) the Subscriber is solely responsible for maintaining sufficient funds in the IRA to fulfill any and all capital contributions or other payments required as a condition to the Subscriber’s investment in the Selected Fund or required pursuant to the applicable Partnership Agreement, as well as any obligations or liabilities that may arise in connection with such investment in the Selected Fund, and (iii) the Fund will not be in a position to comply with requests for additional information (including valuations) made by custodians of IRAs. The Subscriber agrees not to hold the Funds, the General Partner, Investment Manager any of their employees or any of their affiliates responsible for any of the foregoing. The Subscriber understands that an investment in the Selected Fund is illiquid and that the Subscriber will not be able to cause its Interest to be redeemed by the Selected Fund, even if such action is required for the Subscriber to satisfy the IRS’ minimum distribution rules applicable to IRAs under the Code.

(e)       If the Subscriber is a Benefit Plan Investor, the Subscriber acknowledges that (i) as described in the OM and the applicable Partnership Agreement, each of the General Partner and the Investment Manager and Sub-Adviser have a financial interest in the sale of Interests, including those management fees, carried interest distributions and other transaction-based or indirect compensation that may accrue to or for the benefit of the Funds, the Investment Manager and Sub-Adviser and their affiliates; and (ii) none of the Funds, the Investment Manager and Sub-Adviser or any of their affiliates is acting as an impartial advisor or fiduciary (including under ERISA, as applicable) with respect to the Subscriber’s decision to subscribe for or hold an Interest. The Fiduciary causing the Subscriber to subscribe for an Interest represents, warrants, and covenants that, on each date on which the Subscriber holds an Interest, in its fiduciary and individual capacity that:

(i)	It has determined that the purchase and holding of an Interest by the Subscriber is an arm’s length transaction related to an investment in securities or other investment property;

(ii)	It is one of the following:

A.	a bank (as defined in Section 202 of the Advisers Act or similar institution that is regulated and supervised and subject to periodic examination by a U.S. State or U.S. Federal agency;

B.	an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan;

C.	an investment adviser registered as such under the Advisers Act or the laws of the State in which it maintains its principal office and place of business;

D.	a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or

E.	an independent fiduciary that holds, or has under management or control, total assets of at least $50 million and the Benefit Plan Investor for which such person is acting is a plan that is subject to Title I of ERISA;

(iii)	It is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including, without limitation, with respect to the decision to subscribe for an Interest or to continue the investment in the Selected Fund), and has made an independent determination that the terms of the OM, the applicable Partnership Agreement and this Subscription Agreement are prudent and in the best interests of the Subscriber;

(iv)	It acknowledges that the Funds, the Investment Manager and Sub-Adviser and their affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any transaction and that the Partnerships, the Investment Manager and their affiliates may have a financial interest in any transaction, and it acknowledges having been advised by the applicable General Partner and the Investment Manager of the nature of their interests in the offering and sale of any Interests (on account of the fees and other compensation they expect to receive from the Selected Fund, as disclosed in the OM);

(v)	It is a fiduciary under: (1) ERISA, (2) the Code, or (3) both ERISA and the Code, with regard to the transactions entered into by the Subscriber, and is responsible for exercising independent judgment in evaluating such transactions;

(vi)	It is not paying any fee or other compensation to the Funds, the Investment Manager, Sub-Adviser or their affiliates for the provision of investment advice in connection with any transaction contemplated hereunder;

(vii)	It is “independent” (as that term is used in 29 C.F.R. 2510.3-21(c)(1)) of the Funds, the Investment Manager and Sub-Adviser and their affiliates, and there is no financial interest, ownership interest, or other relationship, agreement or understanding or otherwise that would limit its ability to carry out its fiduciary responsibility to the Subscriber; and

(viii)	It is not an “affiliate” (as that term is used in 29 C.F.R. 2510.3-21(g)(1)) of the Funds, the Investment Manager and Sub-Adviser or their affiliates, and it does not have a relationship or an interest in the applicable General Partner, the Investment Manager or any of their respective affiliates that might affect the exercise of its best judgment in connection with its decision to invest in the Selected Fund or to authorize the continued investment in the Selected Fund, and it does not receive, and is not projected to receive, within the current U.S. Federal income tax year, compensation or other consideration for its own account from the applicable General Partner, the Investment Manager and Sub-Adviser or any of their respective affiliates.

4.	Indemnification

The Subscriber understands the meaning and legal consequences of the representations, warranties, agreements, covenants, and confirmations set out above. To the maximum extent permitted by applicable law, the Subscriber agrees to indemnify and hold harmless the Fund, the General Partner, the Investment Adviser, their affiliates, their respective direct and indirect officers, employees, directors, trustees, managers, attorneys, agents (to the extent such agent is designated as an agent for this purpose in the General Partner’s discretion), stockholders, members, and partners (other than Limited Partners in their capacity as such), any other person who serves at the request of the General Partner on behalf of a Fund, the General Partner or the Investment Adviser as an officer, director, member, partner, employee, placement agent, finder or agent (to the extent such placement agent, finder or agent is designated as such for this purpose in the General Partner’s discretion) of any other entities, and each other person that controls, is controlled by, or is under common control with, any of the foregoing within the meaning of Section 15 of the Securities Act (each, an “Indemnified Party”), from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of (i) any breach of any representation, warranty or certification, or any breach of or failure to comply with any covenant or undertaking, made by or on behalf of the Subscriber in this Subscription Agreement (including the Investor Information Form, applicable tax forms and any other further self-certification(s)), the applicable Partnership Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with acquiring the Interests or (ii) any action instituted by or on behalf of the Subscriber against an Indemnified Party that is finally resolved by judgment against the Subscriber or in favor of an Indemnified Party. The remedies provided in this section shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights, including under the applicable Partnership Agreement, or the seeking of any other remedies against the Subscriber. To the extent that any Indemnified Party is not a party to this Subscription Agreement and is therefore unable to enforce directly the provisions of this provision, the Subscriber acknowledges and agrees that the General Partner shall be authorized and entitled to enforce the provisions of this Indemnification provision directly as trustee or agent on behalf of such person. The General Partner may also make, execute, record and file on its own behalf and on behalf of the Selected Fund or any other Fund Party all instruments and other documents (including one or more deed polls in favor of categories of Indemnified Parties and/or one or more separate indemnification agreements between the Selected Fund and individual Indemnified Parties) that the General Partner deems necessary or appropriate in order to extend the benefits of the provisions of this provision to the Indemnified Parties; provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Indemnification provision except as otherwise may be required by applicable law. Notwithstanding the foregoing, nothing contained in this Subscription Agreement shall relieve (nor is intended to relieve) an Indemnified Party of any liability to the extent (and only to the extent) such liability may not be waived, modified or limited under applicable law (including liability under certain U.S. securities laws which, under certain circumstances, may impose liability even on persons acting in good faith).

5.	Miscellaneous

(a)       The Subscriber agrees that neither this Subscription Agreement, nor any of the Subscriber’s rights or interest herein or hereunder, is transferable or assignable by the Subscriber, and further agrees that the transfer or assignment of any Interest acquired pursuant hereto shall be made only in accordance with the provisions hereof, the applicable Partnership Agreement and all applicable laws.

(b)       This Subscription Agreement shall: (i) be binding upon the Subscriber and its heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns and shall inure to the benefit of the Selected Fund, the General Partner, the Investment Adviser and their respective successors and assigns; (ii) survive the acceptance and admission of the Subscriber as a Limited Partner; and (iii) if the Subscriber consists of more than one person, be the joint and several obligation of each such person and each such person’s heirs, estates, executors, administrators and other personal or legal representatives, successors and permitted assigns. All of the representations, warranties, covenants, agreements and confirmations set forth herein and in the Investor Information Form shall survive the acceptance of the subscription made herein and the issuance of any Interests.

(c)       The Subscriber hereby acknowledges and agrees that each time it makes a capital contribution or any other payment to the Selected Fund, it shall be deemed to have reaffirmed, remade, restated and reacknowledged all agreements, acknowledgements, representations, warranties, covenants and other obligations set forth in this Subscription Agreement, the Investor Information Form and the tax forms completed by the Subscriber in connection with this investment as if made at such time.

(d)       This Subscription Agreement together with the Investor Information Form, the applicable Partnership Agreement and the OM, as applicable, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties regarding the same.

(e)       Within no more than ten (10) days after receipt of a written request therefor from the General Partner or the Selected Fund, the Subscriber agrees to provide or deliver such information and documents as may be reasonably requested by the Selected Fund or the General Partner from time to time. The Subscriber further agrees to notify the General Partner promptly in writing should any of the representations, warranties, agreements or certifications made by the Subscriber in this Subscription Agreement, the Investor Information Form or the applicable tax forms become inaccurate or incomplete in any respect at any time or if there should be any change in any of the information and documents provided by the Subscriber to any of the General Partner or the Selected Fund.

(f)       The Subscriber agrees to provide the General Partner with the following: (i) a valid and duly executed Internal Revenue Service Form W-9 or applicable Form W-8, with this Subscription Agreement, and promptly upon a subsequent reasonable request by the Selected Fund or its Manager and (ii) prompt notice upon any change in the information provided on such form.

(g)       The Subscriber acknowledges receipt of (i) the Neuberger Berman Privacy Statement for Individual Private Investors attached hereto as Exhibit A and (ii) the Neuberger Berman Notice of Proxy Voting Policies and Procedures attached hereto as Exhibit B.

(h)       The Subscriber hereby agrees and provides the Subscriber’s consent and authorization for the Selected Fund, the General Partner, the Investment Adviser and their respective affiliates and agents may electronically deliver Investment Communications. Actual use of electronic delivery of Investment Communications will depend on the policies of the Subscriber’s broker, custodian or other financial intermediary. As used in this Subscription Agreement, “Investment Communications” means all current and future account statements; any documents relating to the Selected Fund or its investment in the Selected Fund (including any and all amendments or supplements to such documents); notices, including privacy notices; capital call notices; letters or notices to Investors, including documents relating to tender offers; annual audited financial statements; regulatory communications (including Financial Statements) and other information, documents, data and records regarding the Subscriber’s investment in the Selected Fund. Electronic delivery by the Selected Fund, the General Partner, the Investment Adviser and their respective affiliates and agents includes e-mail delivery as well as electronically making such information available to the Subscriber on the General Partner’s (or an affiliate’s) website (as described below). It is the Subscriber’s affirmative obligation to notify the General Partner promptly in writing if the Subscriber’s email address changes at any time. The Subscriber may elect to revoke or restrict its consent to electronic delivery of Investment Communications at any time by notifying the General Partner in writing, of the Subscriber’s election to do so. The Selected Fund, the General Partner, the Investment Adviser and their respective affiliates and agents shall not be liable for any interception of Investment Communications. Subscriber acknowledges and agrees that copies of Investment Communications may also be sent to Subscriber’s interested parties or representatives, including such interested parties or representatives that may be added from time to time by you or your financial advisor.

(i)       The Subscriber consents to receive Forms 1099 from the Selected Fund (if applicable) electronically via email, the internet, or another electronic reporting medium in lieu of paper copies. Actual use of electronic delivery for Forms 1099 will depend on the policies of the Subscriber’s broker, custodian or other financial intermediary.

(j)       The Subscriber acknowledges that upon acceptance of this Subscription Agreement, the General Partner, Neuberger Berman, the Fund or the Fund’s administrator may provide a password and other information necessary to access to an internet website maintained by the Fund’s administrator, Neuberger Berman, General Partner or its affiliates, through which information regarding the Selected Fund may be provided on a confidential basis. The Subscriber agrees to refrain from sharing the password or other information necessary to access the website with anyone other than authorized personnel of the Subscriber or investment advisers, consultants or similar professionals retained by the Subscriber and authorized to access the website on its behalf.

(k)       The Subscriber understands and acknowledges that his, her or its investment in the Selected Fund shall be subject to the terms and conditions of this Subscription Agreement and the applicable Partnership Agreement in such final forms as shall be executed by the parties thereto, and as the same may be amended from time to time in accordance with their respective terms.

(l)       If the Subscriber is acting as agent, trustee, nominee, custodian, investment manager, administrator or otherwise (for such purpose, each an “Investor Representative”) for a person (such person, the “Beneficial Holder”), the Investor Representative understands, acknowledges and agrees that the representations, warranties and covenants made herein are made by the Investor Representative (i) with respect to the Beneficial Holder and (ii) except as the context otherwise requires, with respect to the Investor Representative. The Investor Representative represents and warrants that it has all requisite power and authority from the Beneficial Holder to execute and perform the obligations under this Subscription Agreement, the applicable Partnership Agreement and all other documents relating to the Selected Fund. The Investor Representative also agrees to indemnify the Selected Fund, the General Partner, the Investment Adviser and any of their respective agents or affiliates from and against any and all costs, fees and expenses (including legal fees and disbursements) incurred by any such persons and resulting from the Investor Representative’s misrepresentation or misstatement contained herein or the assertion of the Investor Representative’s lack of proper authorization from the Beneficial Holder to enter into this Subscription Agreement or perform the obligations hereof or related hereto. If the Subscriber is acting as Investor Representative for a Beneficial Holder, the Investor Representative acknowledges that any reference to “Subscriber” herein shall be deemed, where applicable, to refer to both the Investor Representative and the Beneficial Holder.

(m)      This Subscription Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(n)       If any provision of this Subscription Agreement is invalid or unenforceable under applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision of this Subscription Agreement which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions of this Subscription Agreement, and to this extent the provisions of this Subscription Agreement shall be severable.

(o)       The Subscriber represents and warrants that it has not altered or otherwise revised this Subscription Agreement in any manner from the version initially received by the Subscriber from the General Partner. In the event an ambiguity or question of intent or interpretation arises, this Subscription Agreement shall be construed to be the product of meaningful negotiations between the General Partner and the Subscriber and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Subscription Agreement.

(p)       If the Subscriber has any immunity of any kind from liability, from suit, from enforcement or is otherwise legally immune in respect of any of its obligations under this Subscription Agreement or applicable Partnership Agreement, to the fullest extent permitted by applicable law, the Subscriber hereby absolutely, irrevocably and unconditionally waives (and agrees not to assert) any such immunity.

6.	Power of Attorney

The Subscriber, by executing this Subscription Agreement, hereby designates and appoints the General Partner, with full power of substitution, as its true and lawful attorney-in-fact and agent, in its name, place, and stead with full power and authority to act on its behalf to make, execute, sign, deliver and file (i) all notices with the applicable jurisdiction of formation, (ii) the applicable Partnership Agreement, including any counterparts thereto, or any other document necessary for admitting the Subscriber as a Limited Partner, (iii) any other instrument or document that may be required to be filed by the Selected Fund under the laws of the applicable jurisdiction of formation including the Cayman Islands, the United States, the State of Delaware or any other state thereof or other jurisdiction or by any governmental agency or that the General Partner deems advisable to file, and (iv) any instrument, document or certificate that may from time to time be required by the laws of the jurisdiction of formation or any other applicable law to effectuate, implement and continue the valid and subsisting existence of the Selected Fund, the admission of an additional or substituted Limited Partners or the dissolution (winding-up) and termination of the Selected Fund (provided such continuation, admission or dissolution and termination are in accordance with the terms of the applicable Partnership Agreement) or to reflect any reductions in the amount of commitments of the Investors; To the fullest extent permitted by applicable law, it is expressly intended by the Subscriber that the power of attorney and agency granted by this paragraph is coupled with an interest given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of the Subscriber (or if the Subscriber is a corporation, partnership, trust, association, limited liability company or other legal entity, by the cancellation, dissolution or termination thereof and shall extend to the Subscriber’s successors and assigns); provided, however, that this power of attorney and agency granted by the Subscriber shall expire as to the Subscriber with respect to the Selected Fund immediately after the final dissolution of such Selected Fund or the complete withdrawal of such Subscriber as a Limited Partner of such Selected Fund. To the fullest extent permitted by applicable law, this power of attorney and agency may be exercised by such attorney-in-fact and agent for the Subscriber by a single signature of the General Partner, with or without listing all Limited Partners. The Subscriber hereby represents and warrants that the power of attorney granted by the Subscriber pursuant to this power of attorney has been executed by it in compliance with the laws of the state or jurisdiction in which this Subscription Agreement was executed and to which the Subscriber is subject. To the extent that the power of attorney granted or purported to be granted by the Subscriber to the General Partner in this Subscription Agreement is or is otherwise deemed to be unenforceable or inapplicable with respect to the Subscriber, then the Subscriber shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver to the General Partner all such other agreements, certificates, instruments and documents, as the General Partner may reasonably request in order to carry out the intent and accomplish the purposes of this Subscription Agreement, the applicable Partnership Agreement and the consummation of the transactions contemplated hereby and thereby.

7.	Confidentiality

The Subscriber acknowledges and agrees that (i) it has received and will in the future receive Confidential Information, (ii) such Confidential Information contains trade secrets and may be proprietary in nature, (iii) disclosure of such Confidential Information to third parties is not in the best interest of any of the Fund Parties or the Partners and (iv) disclosure of such Confidential Information would cause substantial harm and damages to the Selected Fund, the General Partner, the Investment Adviser or their respective affiliates. The Subscriber represents and warrants that, except as disclosed to the General Partner in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or FOIA, or any comparable laws or regulations of any US or non-US jurisdiction) requiring the Subscriber to disclose (on receipt of a request to do so or otherwise) any information relating to the Selected Fund or the Subscriber’s investment in the Selected Fund (collectively, “Disclosure Laws”). The Subscriber hereby represents and warrants that, except as previously disclosed in writing to the General Partner, it has taken all actions and obtained all consents necessary to enable it to comply with any confidentiality provisions of the applicable Partnership Agreement. The Subscriber hereby agrees to maintain any Confidential Information provided to it in the strictest confidence and not to disclose or cause to be disclosed any Confidential Information to any third party other than as expressly authorized pursuant to the applicable Partnership Agreement. The Subscriber will not use any Confidential Information it receives for any purpose other than purposes reasonably related to the Subscriber’s investment in the Selected Fund. Any information provided to a person at the direction or request of the Subscriber shall be treated for purposes hereof and for purposes of the applicable Partnership Agreement as instead having been provided to such person by the Subscriber, and such deemed disclosure by the Subscriber shall be subject to all of the limitations and other provisions hereunder and in the applicable Partnership Agreement relating to Confidential Information. The Investor has not reproduced, duplicated or delivered Confidential Information to any third party, except as expressly authorized by the General Partner. Notwithstanding the foregoing, the Subscriber (and each employee, representative or other agent of the Subscriber) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (a) the Fund and (b) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Subscriber relating to such tax treatment and tax structure.

8.	Legal Representation

The Subscriber understands that, in connection with the formation of the Funds, the offering of Interests and subsequent advice to the Fund, the General Partner, the Investment Adviser or certain of their respective affiliates, legal counsel to such persons do not represent the Subscriber or any other Limited Partners, and no independent counsel has been or will be retained by the Fund Parties to represent the interests of the Subscriber or any other Limited Partner (or Limited Partners as group).

9.	Notices

Any notice required or permitted to be given to the Subscriber in relation to the Selected Fund shall be sent to the e-mail address, facsimile number or address of the Primary Contact specified in the Investor Information Form accompanying this Subscription Agreement or to such other e-mail addresses, facsimile numbers or addresses as the Subscriber’s Primary Contact designates by written notice received by the Selected Fund.

10.	Electronic Signature

For the avoidance of doubt, a Subscriber’s execution and delivery of this Subscription Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via Docusign or other similar method, shall constitute the execution and delivery of a counterpart of this Subscription Agreement by or on behalf of such Subscriber and shall bind such Subscriber to the terms of this Subscription Agreement and the Partnership Agreement. The parties hereto agree that this Subscription Agreement and any additional information incidental hereto may be maintained as electronic records. Any Subscriber executing and delivering this Subscription Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Subscription Agreement and the Partnership Agreement, as may be reasonably requested by the Selected Fund, the General Partner, the Investment Adviser, or Neuberger Berman BD LLC.

11.	Governing Law; Jurisdiction

This Subscription Agreement shall be governed by the laws of the State of Delaware. The Subscriber irrevocably and unconditionally (i) submits to the nonexclusive jurisdiction of the Court of Chancery of the State of Delaware for New Castle County, unless said court does not have subject matter jurisdiction, then in such appropriate U.S. federal or state court located in the State of Delaware, and any appellate court from any thereof, in any claim, action or proceeding arising out of or in connection with this Subscription Agreement, or for recognition or enforcement of any judgment, (ii) agrees and consents that service of process as provided by the laws of the State of Delaware may be made upon the Subscriber in any such suit, action or proceeding brought in any of said courts, and that the Subscriber may not claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iii) agrees that nothing herein shall affect any right that the General Partner (or any of its lenders) or any of its respective affiliates may otherwise have to bring any suit, action or proceeding relating to this Subscription Agreement, the applicable Partnership Agreement or the OM against the Subscriber or its properties in the courts of any jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

Execution of this Subscription Agreement via this Signature Page (i) evidences the Subscriber’s agreement (1) to be bound by and adhere to this Subscription Agreement and (2) to be admitted as a Limited Partner of the Selected Fund with the commitments to each up to the amount as set out in the accompanying Investor Information Form, and (ii) shall authorize the General Partner, as attorney and agent on the Subscriber’s behalf, to execute and attach a counterpart signature page to the Partnership Agreement of the Selected Fund. The Subscriber confirms that the information contained in the Investor Information Form is complete and accurate and will notify the Fund immediately of any change occurring prior to the acceptance of its subscription.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Subscription Agreement.

________________________________________________________________________

 (Name of Subscriber exactly as it should appear in the books of the Fund)

Execution Date

INDIVIDUALS:	ENTITIES:

Name of Subscriber	Name of Subscribing Entity
(Please type or print clearly)	(Please type or print clearly)

Signature of Subscriber	Signature of Authorized Signatory

Name of Joint Subscriber, if applicable	Name of Authorized Signatory
(Please type or print clearly)

Signature of Joint Subscriber, if applicable	Capacity of Authorized Signatory

If this Subscription Agreement needs to be signed by an additional Authorized Signatory, please complete the following.

Signature of Authorized Signatory

Name of Authorized Signatory
(Please type or print clearly)

Capacity of Authorized Signatory

Please attach additional copies of this page if this Subscription Agreement needs to be signed by more than two (2) Authorized Signatories